EXHIBIT 99.1

[LOGO OF VENTANA]
Ventana Medical Systems, Inc.	Contact:
1910 Innovation Park Drive	Christopher M. Gleeson
Tucson, Arizona 85737	President and CEO
(520) 887-2155	(520) 229-3787

July 9, 2003	Nick Malden
Chief Financial Officer
(520) 229-3857

VMSI Preliminary Results Substantially Exceed Expectations

Tucson, Ariz., Wednesday, July 9, 2003 – Ventana Medical Systems, Inc. (NASDAQ: VMSI), today announced preliminary results for the quarter ended June 30, 2003 indicating that earnings per share would be in a range of $0.17 - $0.20 on stronger than expected revenues. This exceeds the current consensus of $0.12 per share and the $0.03 earnings per share reported in the second quarter of last year.

Commenting on the quarter, Christopher Gleeson, President and CEO, said “placements of the BenchMark system have been ahead of expectations over the last six months driving strong consumable revenue growth, particularly in this last quarter and potentially impacting the remainder of 2003. We are evaluating our current projections and will discuss this subject in conjunction with our upcoming quarterly conference call”.

Second Quarter Conference Call

Ventana will release second quarter financial results on July 18, 2003 and host a conference call that same day at 10:00 a.m. EDT to discuss these results and 2003 full year projections. Call details will be the subject of a separate press release.

Ventana develops, manufactures and markets instrument/reagent systems that automate tissue preparation and slide staining in clinical histology and drug discovery laboratories worldwide. Ventana’s clinical systems are important tools used in the diagnosis and treatment of cancer and infectious diseases. Ventana’s drug discovery systems are used to accelerate the discovery of new drug targets and evaluate the safety of new drug compounds.

Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as those described in Ventana’s Annual Report on Form 10-K for the year ended December 31, 2002. Actual results may differ materially from anticipated results.

Visit the Ventana Medical Systems, Inc. website at www.ventanamed.com

The Molecular Discovery Systems Division has its own website at www.ventanadiscovery.com